Exhibit 99.1

MICHAEL FOODS REPORTS FIRST QUARTER RESULTS

MINNETONKA, May 12 — Michael Foods, Inc. today reported financial results for the quarterly period ended March 31, 2005. Net earnings for the three months ended March 31, 2005 were $6.8 million, compared to $8.2 million in the 2004 period, a decrease of 16%. Net sales for the three months ended March 31, 2005 were $305.0 million, compared to $340.6 million in the 2004 period, a decrease of 10%.

Earnings before interest, taxes, depreciation and amortization (EBITDA, as defined in our credit agreement) for the three months ended March 31, 2005 were $41.6 million, compared to $43.5 million in the 2004 period, a decrease of 4%. We use EBITDA as a measurement of our financial results because we believe it is indicative of the relative strength of our operating performance, it is used to determine incentive compensation levels and it is a key measurement contained in the financial covenants of our senior indebtedness.

Commenting on the results, Chairman, President and Chief Executive Officer Gregg A. Ostrander said, “We noted in the first quarter the value in the balance of our egg products portfolio, which helps us generate good returns under widely varying market environments, as egg markets were very different in the first quarter of this year compared to last year. We have seen notable egg price deflation so far in 2005, with a return to historical levels of consumer demand for protein food products. Despite the challenging egg market conditions, our core higher value-added egg products showed a sharp improvement in margins and earnings year-over-year. By contrast, sharply lower selling prices in the ingredients market placed downward pressure on the operating results of our food ingredient egg products.”

Ostrander added, “Our other two divisions showed improved EBITDA results, though the growth from Refrigerated Distribution operations was modest. While shell egg deflation depressed net sales for the division, the key branded cheese line increased volume by 5% year-over-year, with dollar sales ahead 13%. Potato Products results showed good sales and EBITDA growth. Improved raw material quality boosted processing yields and pricing rose slightly, aided by an improved product mix, allowing for over a 50% improvement in the division’s EBITDA compared to first quarter 2004 levels.”

Ostrander concluded, “As we look to the balance of the year, we expect that high fuel costs and rising packaging costs, coupled with very low egg markets and slowing restaurant sales, will pressure our volumes and margins. However, based on our expected operating profit, working capital and capital spending trends, we will continue to generate solid free cash flows.”

Unaudited segment data follows (in thousands):

	Egg Products	Refrigerated Distribution	Potato Products	Corporate	Total
Quarter ended March 31, 2005:
External net sales	$215,262	$65,865	$23,837	N/A	$304,964
EBITDA*	33,977	4,673	4,821	(1,919)	41,552

Quarter ended March 31, 2004:
External net sales	$249,763	$71,323	$19,526	N/A	$340,612
EBITDA* (a)	37,390	4,604	3,133	(1,628)	43,499

*	as defined in our senior credit facility.
(a)	Egg Products results include approximately $2,000 related to amounts received under patent infringement settlements in the 2004 period.

We believe EBITDA is a widely accepted financial indicator used to analyze and compare companies on the basis of operating performance. It should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles and is not indicative of operating profit or cash flow from operations as determined under generally accepted accounting principles.

The following table reconciles our net earnings to EBITDA for the three months ended March 31, 2005 (in thousands):

	Egg Products	Refrigerated Distribution	Potato Products	Corporate	Total
Net earnings (loss)	$10,730	$2,129	$1,933	$(7,948)	$6,844
Interest expense, excluding amortization of debt issuance costs	116	—	—	11,197	11,313
Amortization of debt issuance costs	—	—	—	516	516
Income tax expense	6,366	1,280	1,160	(4,702)	4,104
Depreciation and amortization	14,819	1,125	1,595	1	17,540
Equity sponsor management fee	—	—	—	675	675
Industrial revenue bonds related expenses	242	—	—	—	242
Other	2,409	139	133	(1,658)	1,023

	34,682	4,673	4,821	(1,919)	42,257
Minus:
Unrealized gains on swap contracts	705	—	—	—	705

EBITDA (as defined in our senior credit facility)	$33,977	$4,673	$4,821	$(1,919)	$41,552

The following table reconciles our net earnings to EBITDA for the three months ended March 31, 2004 (in thousands):

	Egg Products	Refrigerated Distribution	Potato Products	Corporate	Total
Net earnings (loss)	$12,164	$2,034	$640	$(6,657)	$8,181
Interest expense, excluding amortization of debt issuance costs	108	—	—	9,777	9,885
Amortization of debt issuance costs	—	—	—	510	510
Income tax expense	7,888	1,280	400	(4,449)	5,119
Depreciation and amortization	14,035	1,143	1,823	2	17,003
Equity sponsor management fee	—	—	—	375	375
Industrial revenue bonds related expenses	263	—	—	—	263
Other non-recurring charges related to acquisition accounting	1,279	—	130	—	1,409
Transaction expenses	—	—	—	340	340
Other	1,653	147	140	(1,526)	414

EBITDA (as defined in our senior credit facility)	$37,390	$4,604	$3,133	$(1,628)	$43,499

Michael Foods, Inc. is a diversified food processor and distributor with particular interests in egg products, refrigerated grocery products, and refrigerated potato products. Principal subsidiaries include M. G. Waldbaum Company, Papetti’s Hygrade Egg Products, Inc., Crystal Farms Refrigerated Distribution Company, and Northern Star Co.

Consolidated statements of earnings follow:

Michael Foods, Inc.

Consolidated Statements of Earnings

For the Three Months Ended March 31,

(000’s, unaudited)

	2005	2004
Net sales	$304,964	$340,612
Cost of sales	247,662	285,346

Gross profit	57,302	55,266
Selling, general & administrative expenses	33,747	31,292

Operating profit	23,555	23,974
Interest expense, net	11,978	10,780
Other expense (income)	629	(106)

Earnings before income taxes	10,948	13,300
Income tax expense	4,104	5,119

NET EARNINGS	$6,844	$8,181

Selected Balance Sheet Information:

	March 31, 2005	December 31, 2004
Cash and equivalents	$31,463	$31,816

Accrued interest	8,078	5,144

Total debt, including current maturities	750,621	750,783

Certain items in this release may be forward-looking statements. Such forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, changes in domestic and international economic conditions. Risks and uncertainties also include how the Company’s cash management activities, and those of its customers and suppliers, along with the Company’s growth plans, affect working capital components. Also, the Company faces normal, and at times notable, variances in the supply of, and demand for, eggs, grain feed inputs, and cheese, which can result in pricing and profit margin volatility for certain egg products and cheese. As a result, the Company’s actual financial results could differ materially from the results estimated by, forecasted by, or implied by the Company in such forward-looking statements.

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